Consent of Ernst & Young LLP, Independent Auditors

We consent to the references to our firm under the captions "Financial Highlights for Mid Cap Growth Series" and in Sections 4.1(i) and 4.2(h) of "Representations and Warranties" in Appendix A in the Proxy Statement/Prospectus of SBL Fund, Series T (technology Series) relating to the reorganization into SBL Fund, Series J (Mid Cap Growth Series) and to the incorporation by reference of our report dated February 7, 2003, with respect to the financial statements and financial highlights of each series of SBL Fund in this Registration Statement (Form N-14), filed with the Securities and Exchange Commission.

 /s/ Ernst & Young LLP

Kansas City, Missouri

July 24, 2003